As filed with the Securities and Exchange Commission on February 10, 2022

Securities Act Registration No. 333-136185

Investment Company Act Registration No. 811-21934

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[x]
Pre-Effective Amendment No. __	[_]
Post-Effective Amendment No. 44	[x]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[x]
Amendment No. 45	[x]

(Check appropriate box or boxes.)

RiverNorth Funds

(Exact Name of Registrant as Specified in Charter)

433 W. Van Buren Street

1150-E,

Chicago, IL 60607

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, including Area Code: (312) 832-1440

Marcus L. Collins

433 W. Van Buren Street

1150-E,

Chicago, IL 60607

(Name and Address of Agent for Service)

With copy to:

Joshua B. Deringer

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 44 to the registration statement on Form N-1A (File No. 333-136185) of RiverNorth Funds (the “Trust”) (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 44 consists only of a facing page, this explanatory note, Part C of the Registration Statement, and exhibits (d.4), (p.1), (p.2) and (p.4), filed pursuant to Item 28 of the Registration Statement. This Post-Effective Amendment No. 44 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 44 shall become effective immediately upon filing with the Securities and Exchange Commission. Parts A and B of the Registration Statement are hereby incorporated by reference to the Trust’s prospectuses and statements of additional information dated January 28, 2022.

PART C

OTHER INFORMATION

Item 28.	Exhibits.

(a)	Articles of Incorporation. Registrant's Declaration of Trust is incorporated by reference to Exhibit 23(a) to the Registrant's Registration Statement on Form N-1A filed July 31, 2006.

(a.1) Amendment Number 1 to Declaration of Trust to revise the list of Trustees, as filed with the Ohio Secretary of State on October 10, 2006 is incorporated by reference to Exhibit 28(a.5) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A filed June 11, 2014.

(a.2) Amendment Number 2 to Declaration of Trust to change statutory agent for service, as filed with the Ohio Secretary of State on May 27, 2008 is incorporated by reference to Exhibit 28(a.6) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A filed June 11, 2014.

(a.3) Amendment Number 3 to Declaration of Trust to add new Trustees and create the RiverNorth/DoubleLine Strategic Income Fund, filed as Amendment Number 1 with the Ohio Secretary of State on December 28, 2010, is incorporated by reference to Exhibit 28(a.1) to Post-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-1A filed December 30, 2010.

(a.4) Amendment Number 4 to Declaration of Trust to add the RiverNorth/Manning & Napier Dividend Income Fund, filed as Amendment Number 2 with the Ohio Secretary of State on July 11, 2012, is incorporated by reference to Exhibit 28(a.2) to Post-Effective Amendment No. 14 to Registrant’s Registration Statement on Form N-1A filed July 12, 2012.

(a.5) Amendment Number 5 to Declaration of Trust to add RiverNorth Dynamic Buy-Write Fund and RiverNorth/Oaktree High Income Fund, filed as Amendment No. 3 with the Ohio Secretary of State on October 1, 2012 is incorporated by reference to Exhibit 28(a.3) to Post-Effective Amendment No. 18 to Registrant’s Registration Statement on Form N-1A filed October 5, 2012.

(a.6) Amendment Number 6 to Declaration of Trust to add and revise the list of Trustees, as filed with the Ohio Secretary of State on February 12, 2013, is incorporated by reference to Exhibit 28(a.7) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A filed June 11, 2014.

(a.7) Amendment Number 7 to Declaration of Trust to rename RiverNorth Dynamic Buy-Write Fund and RiverNorth/Manning & Napier Dividend Income Fund is incorporated by reference to Exhibit 28(a.4) to Post-Effective Amendment No. 25 to Registrant’s Registration Statement on Form N-1A filed January 28, 2014.

(a.8) Amendment Number 8 to Declaration of Trust to add new I class Shares to the RiverNorth Core Opportunity Fund is incorporated by reference to Exhibit 28(a.8) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A filed June 11, 2014.

(b)	By-Laws. Registrant's By-Laws are incorporated by reference to Exhibit 23(b) to the Registrant's Registration Statement on Form N-1A filed July 31, 2006.

(c)	Instruments Defining Rights of Security Holder. None other than in the Declaration of Trust and By-Laws of the Registrant.

(d)	Investment Advisory Contracts.

(d.1) Management Agreement between the Registrant and RiverNorth Capital Management, LLC related to the RiverNorth Core Opportunity Fund and the RiverNorth/DoubleLine Strategic Income Fund is incorporated by reference to Exhibit 28(d.1) to Post-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-1A filed December 30, 2010.

(d.1.a) Amendment to Management Agreement between Registrant and RiverNorth Capital Management, LLC to add RiverNorth/Manning & Napier Equity Income Fund is incorporated by reference to Exhibit 28(d.1.a) to Post-Effective Amendment No. 12 to Registrant’s Registration Statement on Form N-1A filed April 25, 2012.

(d.1.b) Amendment to Management Agreement between Registrant and RiverNorth Capital Management, LLC to add RiverNorth/Oaktree High Income Fund is incorporated by reference to Exhibit 28(d.1.c.) to Post-Effective Amendment No.20 to Registrant’s Registration Statement on Form N-1A filed November 20, 2012.

(d.2) Sub-Advisory Agreement between RiverNorth Capital Management, LLC and DoubleLine Capital, LP for the RiverNorth/DoubleLine Strategic Income Fund is incorporated by reference to Exhibit 28(d.4) to Post-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-1A filed December 30, 2010.

(d.3) Sub-Advisory Agreement between RiverNorth Capital Management, LLC and Oaktree Capital Management, L.P. is incorporated by reference to Exhibit 28(d.3) to Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A filed January 28, 2020.

(d.4) Novation of Sub-Advisory Agreement between RiverNorth Capital Management, LLC, Oaktree Capital Management, L.P. and Oaktree Fund Advisors, LLC is filed herewith.

(d.5) Letter Agreement, effective January 28, 2020, between the Registrant and RiverNorth Capital Management, LLC for the RiverNorth/Oaktree High Income Fund is incorporated by reference to Exhibit 28(d.5) to Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A filed January 28, 2020.

(d.6) Revised Sub-Advisory Fee Arrangement Agreement with DoubleLine Capital, LP is incorporated by reference to Exhibit 28(d.4) to Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A filed January 28, 2020.

(d.7) Form of Letter Agreement between the Registrant and RiverNorth Capital Management, LLC for the RiverNorth/DoubleLine Strategic Income Fund is incorporated by reference to Exhibit (d.6) to Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A filed on January 28, 2022.

(e)	Underwriting Contracts.

(e.1) Distribution Agreement between Registrant and ALPS Distributors, Inc., dated April 16, 2018, between the Registrant and ALPS Distributors, Inc. is incorporated by reference to Exhibit 28(e.1) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed January 28, 2019.

(e.2) Amendment 1 to Distribution Agreement between the Registrant and ALPS Distributors, Inc. is incorporated by reference to Exhibit 28(e.2) to Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A filed January 28, 2020.

(f)	Bonus or Profit Sharing Contracts. None

(g)	Custodian Agreement. Custody Agreement between the Registrant and State Street Bank and Trust Company is incorporated by reference to Exhibit 28(g) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A filed June 11, 2014.

(h)	Other Material Contracts.

(h.1) Administration, Bookkeeping and Pricing Services Agreement between the Registrant and ALPS Fund Services, Inc. is incorporated by reference to Exhibit 28(h.1) to Post-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-1A filed December 30, 2010.

(h.2) Transfer Agency and Services Agreement between the Registrant and ALPS Fund Services, Inc. is incorporated by reference to Exhibit 28(h.2) to Post-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-1A filed December 30, 2010.

(h.3) Report Modernization Addendum to Administration, Bookkeeping and Pricing Services Agreement, dated March 22, 2018, among the Registrant, RiverNorth Capital Management, LLC and ALPS Fund Services, Inc. is incorporated by reference to Exhibit 28(h.3) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed January 28, 2019.

(h.4) Supplement to Transfer Agency and Services Agreement, dated February 21, 2018, between the Registrant and ALPS Fund Services, Inc. is incorporated by reference to Exhibit 28(h.4) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed January 28, 2019.

(h.5) Liquidity Risk Management Addendum to Administration, Bookkeeping and Pricing Services Agreement, dated February 15, 2019, among the Registrant, River North Capital Management, LLC and ALPS Fund Services, Inc. is incorporated by reference to Exhibit 28(h.5) to Post-Effective Amendment No. 40 to Registrant’s Registration Statement on Form N-1A filed January 28, 2020.

(h.6) Amendment No. 6 to Transfer Agency and Services Agreement between the Registrant and ALPS Fund Services, Inc. is incorporated by reference to Exhibit (h.6) to Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A filed on January 28, 2022.

(h.7) Amendment No. 7 to Administration, Bookkeeping and Pricing Services Agreement among the Registrant, RiverNorth Capital Management, LLC and ALPS Fund Services, Inc. is incorporated by reference to Exhibit (h.6) to Post-Effective Amendment No. 42 to Registrant’s Registration Statement on Form N-1A filed January 28, 2021.

(h.8) Amendment No. 7 to Transfer Agency and Services Agreement between the Registrant and ALPS Fund Services, Inc. is incorporated by reference to Exhibit (h.8) to Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A filed on January 28, 2022.

(i)	Legal Opinion. Opinion and Consent of Drinker Biddle & Reath LLP dated January 28, 2015 is incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A filed January 28, 2015.

(j)	(j.1) Consent of Independent Registered Public Accounting Firm is incorporated by reference to Exhibit (j.1) to Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A filed on January 28, 2022.

(j.2) Consent of Faegre Drinker Biddle & Reath LLP is incorporated by reference to Exhibit (j.2) to Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A filed on January 28, 2022.

(k)	Omitted Financial Statements. None

(l)	Initial Capital Agreements. Subscription Agreement of the Initial Investor is incorporated by reference to Exhibit 23(l) to Registrant's Pre-Effective Amendment No. 2 on Form N-1A filed December 7, 2006.

(m)	Rule 12b-1 Plan.

(m.1) Distribution Plan Pursuant to Rule 12b-1 for the RiverNorth Core Opportunity Fund is incorporated by reference to Exhibit 23(m) to Registrant's Pre-Effective Amendment No. 1 on Form N-1A filed October 6, 2006.

(m.2) Distribution Plan Pursuant to Rule 12b-1 for the RiverNorth/DoubleLine Strategic Income Fund is incorporated by reference to Exhibit 28(m.2) to Post-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-1A filed December 30, 2010.

(m.3) Distribution Plan Pursuant to Rule 12b-1 for the RiverNorth/Oaktree High Income Fund is incorporated by reference to Exhibit 28(m.5) to Post-Effective Amendment No.20 to Registrant’s Registration Statement on Form N-1A filed November 20, 2012.

(n)	Rule 18f-3 Plan.

(n.1) Rule 18f-3 Plan for RiverNorth/DoubleLine Strategic Income Fund is incorporated by reference to Exhibit 28(n) to Post-Effective Amendment No. 7 to Registrant’s Registration Statement on Form N-1A filed December 30, 2010.

(n.2) Rule 18f-3 Plan for RiverNorth/Oaktree High Income Fund is incorporated by reference to Exhibit 28(n.3) to Post-Effective Amendment No.20 to Registrant’s Registration Statement on Form N-1A filed November 20, 2012.

(n.3) Rule 18f-3 Plan for RiverNorth Core Opportunity Fund is incorporated by reference to Exhibit 28(n.4) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A filed June 11, 2014.

(o)	Reserved.

(p)	Code of Ethics.

(p.1) Combined Code of Ethics for the Registrant and RiverNorth Capital Management, LLC is filed herewith.

(p.2) Code of Ethics for DoubleLine Capital, LP is filed herewith.

(p.3) Code of Ethics for ALPS Distributors, Inc. is incorporated by reference to Exhibit (p.3) to Post-Effective Amendment No. 43 to Registrant’s Registration Statement on Form N-1A filed on January 28, 2022.

(p.4) Code of Ethics for Oaktree Fund Advisors, LLC is filed herewith.

(q)	Powers of Attorney.

(q.1) Powers of Attorney of Trustees are incorporated by reference to Exhibit 28(q.4) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A filed June 11, 2014.

(q.2) Power of Attorney of David M. Swanson is incorporated by reference to Exhibit 28(q.2) to Post-Effective Amendment No. 38 to Registrant’s Registration Statement on Form N-1A filed January 28, 2019.

Item 29.	Persons Controlled by or Under Common Control with the Fund. None

Item 30.	Indemnification.

Reference is made to Article VI of the Registrant's Agreement and Declaration of Trust which is included. The application of these provisions is limited by the following undertaking set forth in the rules promulgated by the Securities and Exchange Commission:

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The Registrant may maintain a standard mutual fund and investment advisory professional and directors and officers liability policy. The policy, if maintained, would provide coverage to the Registrant, its Trustees and officers, and could cover its advisers, among others. Coverage under the policy would include losses by reason of any act, error, omission, misstatement, misleading statement, neglect or breach of duty.

Item 31.	Business and Other Connections of the Investment Adviser.

RiverNorth Capital Management, LLC, 433 W. Van Buren Street, 1150-E, Chicago, IL 60607 is a registered investment adviser. Additional information about the Adviser and its officers is incorporated by reference to the Statement of Additional Information dated January 28, 2022, and the adviser’s Form ADV, file number 801-61533. Neither the Adviser, nor its officers or directors, have engaged in another business of a substantial nature during the last two years.

DoubleLine Capital, LP, 333 South Grand Avenue, Suite 1800, Los Angeles, CA 90071 is a registered investment adviser. Additional information about the Sub-Adviser and its officers is incorporated by reference to the Statement of Additional Information dated January 28, 2022, and the sub-adviser’s Form ADV, file number 801-70942. Neither the Sub-Adviser, nor its officers or directors, have engaged in another business of a substantial nature during the last two years.

Oaktree Fund Advisors, LLC, 333 South Grand Avenue, Suite 2800, Los Angeles, CA 90071 is a registered investment adviser. Additional information as to the business, profession, vocation or employment of a substantial nature of Oaktree Fund Advisors, LLC and its directors and officers is incorporated by reference to the Statement of Additional Information dated January 28, 2022, and the sub-adviser’s Form ADV, file number 801-112570, as filed under the Investment Advisers Act of 1940 by Oaktree Fund Advisors, LLC.

Item 32.	Principal Underwriter.

(a) ALPS Distributors, Inc. acts as the distributor for the Registrant and the following investment companies: 1WS Credit Income Fund, 1290 Funds, Aberdeen Standard Investments ETFs, Alpha Alternative Assets Fund, ALPS Series Trust, Alternative Credit Income Fund, The Arbitrage Funds, AQR Funds, Axonic Alternative Income Fund, Axonic Funds, , BBH Trust, Bluerock Total Income+ Real Estate Fund, Brandes Investment Trust, Bridge Builder Trust, Broadstone Real Estate Access Fund, Brown Advisory Funds, Brown Capital Management Mutual Funds, Cambria ETF Trust, Centre Funds, CIM Real Assets & Credit Fund, CION Ares Diversified Credit Fund, Columbia ETF Trust, Columbia ETF Trust I, Columbia ETF Trust II, CRM Mutual Fund Trust, Cullen Funds Trust, DBX ETF Trust, ETF Series Solutions, Flat Rock Opportunity Fund, Financial Investors Trust, Firsthand Funds, FS Credit Income Fund, FS Energy Total Return Fund, FS Series Trust, FS Multi-Alternative Income Fund, Goehring & Rozencwajg Investment Funds, Goldman Sachs ETF Trust, Graniteshares ETF Trust, Griffin Institutional Access Credit Fund, Griffin Institutional Access Real Estate Fund, Hartford Funds Exchange-Traded Trust, Hartford Funds NextShares Trust, Heartland Group, Inc., IndexIQ Active ETF Trust, Index IQ ETF Trust, James Advantage Funds, Janus Detroit Street Trust, Lattice Strategies Trust, Litman Gregory Funds Trust, Longleaf Partners Funds Trust, Mass Mutual (fka Barings Funds Trust), Meridian Fund, Inc., Natixis ETF Trust, Natixis ETF Trust II, Popular High Grade Fixed-Income Fund, Inc., Popular Total Return Fund, Inc., Popular Income Plus Fund, Inc., PRIMECAP Odyssey Funds, Principal Exchange-Traded Funds, Reality Shares ETF Trust, Puerto Rico Residents Tax Free Bond Fund I, Inc., Puerto Rico Residents Tax Free Funds, Inc., Puerto Rico Residents Tax Free Funds II, Inc., Puerto Rico Residents Tax Free Funds III, Inc., Puerto Rico Residents Tax Free Funds IV, Inc., Puerto Rico Residents Tax Free Funds V, Inc., Puerto Rico Residents Tax Free Funds VI, Inc. Reaves Utility Income Fund, RiverNorth Opportunities Fund, Inc., RiverNorth/DoubleLine Strategic Opportunity Fund, Inc., SPDR Dow Jones Industrial Average ETF Trust, SPDR S&P 500 ETF Trust, SPDR S&P MidCap 400 ETF Trust, Sprott Funds Trust, Stone Harbor Investment Funds, Stone Ridge Trust, Stone Ridge Trust II, Stone Ridge Trust III, Stone Ridge Trust IV, Stone Ridge Trust V, Stone Ridge Trust VI, Stone Ridge Residential Real Estate Income Fund I, Inc., USCF ETF Trust, Wasatch Funds, WesMark Funds, Wilmington Funds, XAI Octagon Credit Trust, X-Square Balanced Fund and YieldStreet Prism Fund.

(b) To the best of Registrant’s knowledge, the directors and executive officers of ALPS Distributors, Inc., are as follows:

Name*	Position with Underwriter	Positions with Fund
Stephen Kyllo	President, Chief Operating Officer, Director, Chief Compliance Officer	None
Eric T. Parsons	Vice President, Controller and Assistant Treasurer	None
Jason White**	Secretary	None
Patrick J. Pedonti **	Vice President, Treasurer and Assistant Secretary	None
Richard C. Noyes	Senior Vice President, General Counsel, Assistant Secretary	None

*	Except as otherwise noted, the principal business address for each of the above directors and executive officers is 1290 Broadway, Suite 1000, Denver, Colorado 80203.

**	The principal business address for Messrs. White and Pedonti is 333 W. 11th Street, 5th Floor, Kansas City, Missouri 64105.

Item 33.	Location of Accounts and Records.

All accounts, books and documents required to be maintained by the Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 through 31a-3 thereunder are maintained at the office of the Registrant and the Transfer Agent at 1290 Broadway, Suite 1100, Denver, CO 80203, except that all records relating to the activities of the Registrant’s Custodian are maintained at the office of the Custodian at 100 Huntington Avenue, Boston, Massachusetts 02116.

Item 34.	Management Services. Not applicable.

Item 35.	Undertakings. None.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Post-Effective Amendment to its Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 10th day of February, 2022.

RiverNorth Funds

By:	/s/ Patrick W. Galley
Patrick W. Galley
President, Principal Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registrant’s Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick W. Galley	President (Principal Executive Officer) and Trustee		February 10, 2022
Patrick W. Galley

/s/ Jonathan M. Mohrhardt	Treasurer (Principal Financial and Accounting Officer)		February 10, 2022
Jonathan M. Mohrhardt

John K. Carter*	Trustee		February 10, 2022

David M. Swanson*	Trustee		February 10, 2022

John S. Oakes*	Trustee		February 10, 2022

		*By:	/s/ Patrick W. Galley
Patrick W. Galley Attorney-in-Fact

February 10, 2022

Exhibit Index

(d.4)	Novation of Sub-Advisory Agreement between RiverNorth Capital Management, LLC, Oaktree Capital Management, L.P. and Oaktree Fund Advisors, LLC
(p.1)	Combined Code of Ethics for the Registrant and RiverNorth Capital Management, LLC
(p.2)	Code of Ethics for DoubleLine Capital, LP
(p.4)	Code of Ethics for Oaktree Fund Advisors, LLC